Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 28, 2024	October 31, 2023

Assets

Current assets:
Cash and cash equivalents	$539,160	$499,292
Short-term investments	20,732	12,915
Accounts receivable	197,523	194,927
Inventories	54,257	49,963
Other current assets	32,461	28,353

Total current assets	844,133	785,450

Property, plant and equipment, net	729,489	709,244
Other assets	29,831	31,527

Total assets	$1,603,453	$1,526,221

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$19,318	$6,621
Accounts payable and accrued liabilities	176,249	178,602

Total current liabilities	195,567	185,223

Long-term debt	2,456	17,998
Other liabilities	37,401	47,391

Photronics, Inc. shareholders' equity	1,034,857	975,008
Noncontrolling interests	333,172	300,601
Total equity	1,368,029	1,275,609

Total liabilities and equity	$1,603,453	$1,526,221